Exhibit 23.1

SAM S. FERLITA, C.P.A.	MEMBERS:
VINCENT E. WALSH, C.P.A. FROMENT JOHN GONZALEZ, III, C.P.A.	AMERICAN INSTITUTE OF C.P.A.’S S.E.C. AND PRIVATE COMPANIES PRACTICE SECTIONS
FLORIDA INSTITUTE OF C.P.A.’S

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement Form S-3 of our report dated February 14, 2006, which appears on page F-1 of the Annual Report on Form 10-K of Odyssey Marine Exploration, Inc. and Subsidiaries for the year ended December 31, 2005, and to the reference to our Firm under the caption “Experts” in the Prospectus.

Ferlita, Walsh & Gonzalez, P.A.

Certified Public Accountants

Tampa, Florida

January 23, 2007

3302 Azeele St. • Tampa, FL 33609

(813) 877-9609 • Fax: (813) 875-4477